The Kenwood Growth & Income Fund
                                   Form N-SAR
                               File No. 811-07521
                     For the Period Ended December 22, 2003


Sub-Item 77C:  Submission of matters to a vote of security holders
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At a Special  Meeting of the  Shareholders  of The Kenwood Growth & Income Fund,
the sole series of The Kenwood Funds, held on December 22, 2003, shareholders of the Fund approved the Agreement and Plan of Reorganization dated as of November 21, 2003 by and between Profit Funds Investment Trust, with respect to its Profit Value Fund series (the "Acquiring Fund"), and the Kenwood Funds, with respect to its series the Kenwood Growth & Income Fund (the "Selling Fund"), pursuant to which the Selling Fund is to exchange all its assets and identified liabilities in exchange for shares of the Acquiring Fund.

The results of the shareholder vote were as follows:

For               Against           Abstain          Total
---               -------           --------         -----
161,310           361               1,121            162,792